Exhibit 99.1

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL ANNOUNCES STRONG 26% EPS GROWTH FOR 2005

DALLAS, TEXAS January 31, 2006 — Aviall, Inc. (NYSE: AVL) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2005:

Highlights

•	Net earnings from continuing operations were $56.6 million, up $13.4 million or 31%, and diluted earnings per share were $1.62, up $0.34 or 26% from 2004.

•	2005 operating income increased $29.6 million, or 39%, to $106.0 million — driven primarily by the GE CF6-50 and -80A engine parts contract added in early 2005 as well as stronger revenue from the general aviation sector.

•	Aviall, Inc. continued its double-digit annual growth trend – elevating 2005 net sales by 11% year-over-year to $1.3 billion, which includes only five and one-half months of direct sales from the GE engine parts contract.

•	Total selling and administrative (S&A) expenses in 2005 continued to decline as a percent of revenue, dropping to 9.5% of revenue.

•	Earlier today, the Company announced an exclusive ten-year agreement with Smiths Aerospace for their total civilian aftermarket distribution services. On an annualized basis, first year net sales are expected to be $130 to $140 million.

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AVIALL ANNOUNCES STRONG 26% EPS GROWTH FOR 2005

Fourth Quarter 2005 Results

Fourth quarter 2005 net sales rose by $76.2 million to $347.9 million, up 28% as compared to last year’s fourth quarter net sales of $271.7 million. All three of Aviall Services’ sectors (general aviation, airline, and military/government) recorded year-over-year sales increases for the fourth quarter. The net sales growth in the fourth quarter was primarily driven by the GE CF6 engine product line as well as strength of the Rolls-Royce Model 250 product line. Fourth quarter net sales at ILS of $7.6 million were up $0.4 million or 5.1% year-over-year, the sixteenth consecutive quarterly net sales gain for this leading global electronic marketplace.

Aviall’s gross profit for the 2005 fourth quarter grew $10.6 million, or 22%, year-over-year to $58.4 million. While sales increased 28%, selling and administrative (S&A) expenses increased just $2.4 million or 8% year-over-year, primarily as a result of higher personnel costs. Aviall’s operating income increased 45% year-over-year to $26.4 million. In addition, Aviall’s fourth quarter operating income margin was 7.6% – a 90 basis-point improvement over the fourth quarter of 2004. This consistent pattern of operating income margin improvements demonstrates the scalability of Aviall’s business model.

Interest expense increased $1.5 million to $5.5 million principally due to a higher outstanding debt level resulting from Aviall’s investments in new contracts and subsequent working capital needs. In addition, the Company had an effective tax rate of 33.3%. The differences from the statutory rate are attributable to the estimated tax benefit of our extraterritorial income (ETI) exclusion, state valuation allowance releases, and other deferred tax benefits. Diluted earnings per share from continuing operations were $0.40 for the fourth quarter of 2005 – a $0.12

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AVIALL ANNOUNCES STRONG 26% EPS GROWTH FOR 2005

per share or 43% increase over the same period in 2004. The increase in earnings per share was achieved despite an increase of 1.1 million diluted shares year-over-year in the fourth quarter.

Full-Year Overview

Net sales for 2005 were $1.30 billion, up $131.2 million or 11%, as compared with net sales of $1.16 billion in 2004. This sales increase – essentially all at Aviall Services – was primarily driven by the addition of the GE CF6 engine product lines and a robust increase in the general aviation sector, partially offset by a slight decline in military sector sales. From February 2005 to mid-July 2005 when the GE CF6 engine product lines were fully transitioned to Aviall, the Company recorded only commissions and not the total direct sales for the GE CF6 engine product lines.

Gross profit was $228.6 million in 2005, a healthy 19% increase over the $191.9 million achieved in 2004. Equally positive, S&A expenses as a percentage of net sales fell 50 basis points to 9.5% from 10.0% in 2004 despite increasing 6% year-over-year in dollar terms largely associated with business expansion initiatives. Building upon the scalable aspects of the increased sales and gross profit and low S&A expenses, operating income jumped $29.6 million, or 39%, to $106.0 million.

Interest expense in 2005 increased $4.4 million to $21.1 million due to a higher level of debt used to fund investments in new contracts as well as working capital needs driven by growth in the general aviation sector. The Company had an effective tax rate of 33.3%. The differences from the statutory rate are attributable to the estimated tax benefit of our extraterritorial

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AVIALL ANNOUNCES STRONG 26% EPS GROWTH FOR 2005

income exclusion, state valuation allowance releases, tax reserve resolutions, and other deferred tax benefits.

Aviall’s total net earnings after tax for 2005 were $56.5 million, or $1.62 per share (diluted), versus $43.2 million or $1.28 per share (diluted) in 2004. The increase in earnings per share was achieved despite an increase of 1.3 million diluted shares year-over-year.

2006 Earnings Guidance

Including the positive impact of the recently announced distribution agreements, the Company expects 2006 net earnings after tax from continuing operations to rise to the range of $68 to $71 million, or approximately $1.90 to $1.98 per diluted share based upon an estimated 35.8 million diluted shares outstanding. In addition, the Company estimates 2006 operating income will be $130 to $135 million and depreciation and amortization expense will be approximately $31 million.

Review and Outlook

“Aviall’s 2005 performance continues to evidence impressive double-digit growth and increased operational efficiencies,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “Our ongoing success in adding large new OEM strategic product lines over the past six years is further testimony to the strength and continued validity of our business model. Aviall’s steady climb in valuation has come in spite of the turmoil and numerous challenges that have affected the aerospace industry over the past few years.”

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AVIALL ANNOUNCES STRONG 26% EPS GROWTH FOR 2005

Fulchino went on to say, “Aviall will, in 2006, continue to sharpen its value proposition to its OEM suppliers and end-customers through the addition of a broader line of products offered, technology-based services, and productivity improvement tools. Thus far, we have been pleased that our investment in building deeper product expertise has paid off with more valuable contributions to our broad customer base. We believe our expanded product offerings will continue to contribute to market share gains in our military and our traditional general aviation and airline sectors. Our supply-chain technology investments have enabled us to deliver services that consistently earn high marks for customer and supplier satisfaction. These tangible supply-chain efficiencies and the resulting value we offer both buyers and sellers have produced increasingly positive responses from both customers and suppliers, as well as formal recognition by industry experts.”

In closing, Fulchino added, “During 2005, Aviall benefited from its core strengths – our global scope and coverage, product depth, and market diversity. It is precisely these qualities that will propel us into the future. With the continued investment in our leading-edge technology, the Company believes it is well-positioned to grow profitably in 2006 and beyond.”

Aviall will host a conference call on Wednesday, February 1, 2006, at 11:30 a.m. ET. The conference call can be accessed by calling (888) 316-9411 (toll-free) or (630) 395-0019 (toll) and referencing Aviall. A replay will be available until 11:00 p.m. ET on Friday, February 17, 2006, at (866) 359-3719 (toll-free) or (203) 369-0144 (toll). The conference call is also being webcast and can be accessed at www.aviall.com under the section “Investor Relations” or at www.vcall.com. In addition, a replay will be available via audio webcast at www.aviall.com under the section “Investor Relations,” or at www.vcall.com.

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Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers, and developments in information and communications technology.

About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 650,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at www.aviall.com.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$347,940	271,716	1,295,201	1,164,003
Cost of sales	289,551	223,969	1,066,648	972,079

Gross profit	58,389	47,747	228,553	191,924
Selling and administrative expense	31,969	29,548	122,574	115,584

Operating income	26,420	18,199	105,979	76,340
Interest expense, net	5,482	4,021	21,124	16,742

Earnings from continuing operations before income taxes	20,938	14,178	84,855	59,598
Provision for income taxes (a)	6,969	4,472	28,253	16,429

Earnings from continuing operations	13,969	9,706	56,602	43,169
Discontinued operations:
Loss on disposal (net of income tax benefit of $42)	(71)	—	(71)	—

Loss from discontinued operations	(71)	—	(71)	—

Net earnings	$13,898	9,706	56,531	43,169

Basic net earnings (loss) per share:
Earnings from continuing operations	$0.41	0.30	1.69	1.35
Loss from discontinued operations	—	—	—	—

Net earnings	$0.41	0.30	1.69	1.35

Weighted average common shares	33,835,752	32,191,881	33,469,613	31,983,421

Diluted net earnings (loss) per share:
Earnings from continuing operations	$0.40	0.28	1.62	1.28
Loss from discontinued operations	—	—	—	—

Net earnings	$0.40	0.28	1.62	1.28

Weighted average common and potentially dilutive common shares	35,163,904	34,082,132	34,967,604	33,658,406

(a)	Cash tax payments were $0.7 million and $3.8 million for the three months and twelve months ended December 31, 2005, respectively.

AVIALL, INC.

SEGMENT INFORMATION

(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2005	2004	2005	2004
Aviall Services	$340,384	264,529	1,265,312	1,135,415
ILS	7,556	7,187	29,889	28,588

Total net sales	$347,940	271,716	1,295,201	1,164,003

Profit
Aviall Services	$28,521	20,399	112,885	82,419
ILS	2,708	2,586	10,972	10,312

Reportable segment profit	31,229	22,985	123,857	92,731
Corporate	(4,809)	(4,786)	(17,878)	(16,391)
Interest expense, net	(5,482)	(4,021)	(21,124)	(16,742)

Earnings from continuing operations before income taxes	$20,938	14,178	84,855	59,598

AVIALL, INC.

SELECTED BALANCE SHEET DATA

(In Thousands)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$13,604	91,632
Receivables, net	$178,826	144,087
Inventories	$417,048	328,129
Deferred income taxes	$30,190	43,661
Total assets	$962,987	749,476
Accounts payable	$168,851	98,629
Total debt	$283,929	203,430
Shareholders’ equity	$428,149	349,001

SELECTED CASH FLOW DATA

(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net cash provided by (used for) operating activities	$10,902	(4,669)	49,381	80,781
Net cash used for investing activities	$(32,749)	(3,524)	(201,327)	(11,616)
Capital expenditures	$(2,748)	(3,497)	(10,825)	(10,363)

DEPRECIATION AND AMORTIZATION

(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Depreciation	$2,516	1,940	9,636	8,397
Amortization	3,531	1,796	13,686	7,115
Debt issue cost	509	505	1,998	1,929

	$6,556	4,241	25,320	17,441